Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Destination XL Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	457 (c) and 457(h)	48,014 (2)	$6.825 (3)	$327,695.55	0.00011020	$36.11

Total Offering Amounts					$327,695.55		$36.11
Total Fee Offsets							-- (4)
Net Fee Due							$36.11

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) Represents up to 48,014 shares of Common Stock issuable to certain employees upon vesting of restricted stock units granted as inducement awards in connection with their employment with the Registrant.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on November 14, 2022.

(4) The Registrant does not have any fee offsets.